United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2009

The Laclede Group, Inc.
720 Olive Street
St. Louis, Missouri 63101
314-342-0500

______________

(Exact name of registrant as specified in its charter)
(Address of principal executive offices, including zip code)
(Registrant’s telephone number including area code)

Missouri -------------------------------------------	1-16681 ------------------------------------------	74-2976504 ---------------------------------------------
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2009, The Laclede Group, Inc., a Missouri corporation ("Laclede") entered into a one-year $40 million credit agreement with Bank of America, N. A., a national banking association, and a one-year $10 million credit agreement with UMB Bank, N. A., a national banking association (collectively, the “Agreements” and the “Banks”).  These Agreements replace agreements for similar amounts with U. S. Bank National Association and UMB Bank, N. A., both of which were terminated on October 2, 2009.

Laclede expects to use the Agreements for general corporate purposes, including short-term borrowings and letters of credit.  The Agreements provide aggregate credit of up to $50 million.  Borrowings under each of the Agreements bear interest, at Laclede's option, at interest rates based upon a floating rate tied to one-month LIBOR or on LIBOR rates for fixed terms.  Borrowing rates are determined by adding a margin to the LIBOR base rate as described in the Agreements.  Letters of credit are also available under the Agreements.  A commitment fee is payable for any letter of credit at an annual rate equal to the LIBOR margin on the face amount of each letter of credit.  Issuance and negotiation fees for the letters of credit may also be charged by each Bank under its respective published schedule of fees in effect from time to time.

The Agreements contain affirmative and negative covenants customary for such agreements, including, among other things, limitations on certain types of acquisitions, investments, and sales of property.  They also contain financial covenants limiting Laclede's consolidated debt to 70% of its consolidated capitalization.  The calculation is more specifically described in each of the Agreements.  The Agreements also contain customary events of default, including, without limitation, payment defaults, covenant defaults, material inaccuracy of representations and warranties, certain events of bankruptcy and insolvency, cross defaults to certain other agreements, and the entry of certain judgments not appealed or satisfied.

Payment of any amounts due under either of the Agreements is guaranteed by Laclede's principal non-regulated subsidiary, Laclede Energy Resources, Inc.

Laclede paid an upfront fee to each of the Banks for its respective Agreement and during the term of the Agreements will pay each of the Banks a commitment fee on the unused portion of the credit made available under the applicable Agreement.

Laclede and its affiliates have or may have customary banking relationships with each of the Banks and their affiliates based on the provision of a variety of financial services, including commercial paper dealer and bond trustee for its utility subsidiary’s outstanding first mortgage bonds, none of which are material individually or in the aggregate with respect to any individual party.

Item 1.02 Termination of a Material Definitive Agreement.

As noted under Item 1.01 above, Laclede’s lines of credit with U.S. Bank National Association and UMB Bank, N. A. were terminated early.  Laclede’s one-year line of credit for $40 million with U. S. Bank National Association was set to expire on October 3, 2009, and was terminated one day early to coincide with Laclede’s execution of its new line with Bank of America described under Item 1.01 above.  Similarly, Laclede’s one-year line of credit for $10 million with UMB Bank, N.A. was set to expire on October 3, 2009 and was terminated one day early to coincide with Laclede’s execution of its new line with UMB described under Item 1.01 above.  The terms and conditions of the terminated lines were substantially similar to the Agreements, except the Agreements do not provide for prime rate loans and have different pricing.

Laclede and its affiliates have had customary banking relationships with U. S. Bank National Association based on the provision of a variety of financial services, including pension fund, cash management, investment banking, and lockbox services, none of which are material individually or in the aggregate with respect to any individual party.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement or a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.  Since Laclede expects to use the Agreements for general corporate purposes, no direct financial obligations or obligations under an off-balance sheet arrangement have arisen under the Agreements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: October 5, 2009	By:	/s/ M. D. Waltermire
M. D. Waltermire Chief Financial Officer